Exhibit 99.1

UNITED INDUSTRIAL CORPORATION
570 LEXINGTON AVENUE, NEW YORK, NY 10022

CONTACT:  JAMES H. PERRY
          VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          (410) 628-8786


             UNITED INDUSTRIAL REPORTS STRONG SECOND QUARTER RESULTS
             -------------------------------------------------------

     --Second Quarter Net Income from Continuing Operations Increased 149.3%
                           on Revenue Gain of 31.7%--


New York, NY, August 1, 2003 - United Industrial Corporation (NYSE: UIC) today announced strong financial results for the second quarter and six-month period ended June 30, 2003. Revenue and income figures from continuing operations include the results of the Company's Defense, Energy and Other Segments only. The results of the Company's remaining transportation operations have been reported as discontinued operations.

SECOND QUARTER RESULTS

For the second quarter of 2003, the Company's net income from continuing operations increased 149.3% to $4.2 million, or $0.31 per diluted share, from $1.7 million, or $0.12 per diluted share, in the second quarter last year. The second quarter 2003 results include non-cash pension expense of $1.5 million ($975,000, net of tax), or $0.07 per diluted share, and asbestos consulting and legal fees related to liability and insurance studies conducted for the Company concerning the Company's asbestos matter of $425,000 ($276,000, net of tax), or $0.02 per diluted share. The second quarter 2002 results include non-cash pension expense of $582,000 ($384,000, net of tax), or $0.03 per diluted share. The increase in pension-related expense is primarily due to the downward trend in the securities markets and interest rates as of the pension plan's most recent measurement date of December 31, 2002. Also included in the second quarter 2002 results was a pre-tax charge of $1.2 million ($800,000 net of tax), or $0.06 per diluted share, related to the closing of the Company's foundry operations at its Detroit Stoker subsidiary. Excluding the asbestos related items in 2003, the pension performance in both years, and the foundry closing costs in 2002, income from continuing operations nearly doubled in the 2003 second quarter to $8.4 million ($5.5 million, net of tax), or $0.40 per diluted share, from $4.3 million ($2.8 million, net of tax), or $0.20 per diluted share, in the second quarter of 2002.

Revenues from continuing operations for the second quarter increased $20.7 million or 31.7% to $86.0 million from $65.3 million in the year-ago quarter.

Frederick Strader, President and Chief Executive Officer, commented, "United Industrial generated a strong second quarter highlighted by significant revenue and earnings gains and clear operating achievements. We continue to be successful in expanding key programs in our core defense business, and our products are distinguishing themselves with customers, including an exceptional performance by our unmanned aerial vehicles in Operation Iraqi Freedom. Profitability for the quarter also benefited from margins on greater sales volume and on certain key contracts that are now well into their production phase. With new bookings for the quarter totaling $114.5 million and total backlog for continuing operations at $257.2 million at quarter-end as well as a new order for $37.7 million related to our successful C-17 Maintenance Trainer program awarded after the quarter closed, we are excited about United Industrial's prospects and are focused on optimizing our potential as a leader in key niches of the defense marketplace."

In accordance with the planned closure of its discontinued transportation operations, the Company reported a net loss in the second quarter of 2003 of $1.3 million, or a loss of $.09 per diluted share, compared to a net loss of $12.4 million, or a loss of $.90 per diluted share, in the second quarter last year. The 2002 pretax results include a provision of $12.8 million related to the sale of the Company's two overhaul contracts with the New Jersey Transit Corporation and the Maryland Transit Administration, completed on July 26, 2002. Also included in the 2002 pretax loss was approximately $1.2 million in estimated costs to complete the Company's remaining transportation contracts, $800,000 of general and administrative expenses, $2.1 million of other costs related to the disposal of the conveyed contracts, and a $2.2 million provision related to estimated losses on the San Francisco MUNI contract primarily incurred by Electric Transit, Inc., the Company's joint venture with SKODA, a Czech Republic firm.

OPERATING HIGHLIGHTS

Mr. Strader continued, "A major driver of the Company's growth continues to be our industry-leading Unmanned Aerial Vehicle (UAV) business. We have made excellent progress on our next-generation Tactical UAV (TUAV) program for the U.S. Army, and the scope and scale of this important program continues to expand. During the quarter, we achieved new bookings totaling $17.0 million related to our TUAV program, spanning production, logistics, development, training and other services. Notably, both our Shadow TUAV and our Pioneer UAV are being successfully deployed in Operation Iraqi Freedom, providing valuable surveillance and reconnaissance capabilities and mission support.

"We expect the U.S. military's demand for UAV systems to remain strong, at the same time, we are actively seeking opportunities to grow our UAV business in overseas markets. During the quarter, we received new orders totaling $1.5 million from two international customers, and we are encouraged by the solid interest we are seeing in our product offerings.

"In Simulation and Test Systems, our Joint Services Electronic Combat Systems Tester program continues to be a major contributor to our performance. As the standard flight-line electronic warfare test system for all branches of the military, this system offers tremendous potential for us to expand our presence supporting a wide range of aircraft across service lines. In fact, during the quarter, the U.S. Army selected our JSECST system to support Special Operations' MH-47 and MH-60 helicopters outfitted with the AN/ALQ-211 Suite of Integrated RF Countermeasures (SIRFC), the first U.S. Army program to use our JSECST systems


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
and paving the way for our technology to be used on additional SIRFC-protected aircraft. We also continue to move ahead on our JSECST work for the U.S. Air Force and Navy, completing key test requirements and commencing field shipments under our contract now valued at $125 million.

 "ACL Technologies, our hydraulic, fuel and pneumatic testing business, continues to make solid headway on its program for the new F-16 maintenance depot for the Egyptian Air Force. During the quarter, we received an additional contract award for the construction of a Surface Treatment Facility and Integration at the depot, bringing the total value of this contract to $50.8 million with $1.2 million in backlog and reinforcing ACL's role as a major player in supplying overhaul and maintenance facilities in support of the F-16 and other aircraft. We also won a new contract from the U.S. Air Force for the delivery of two portable Coolanol Conditioning Carts to support the radar system for the B2 aircraft.

"Our engineering and maintenance services business, Engineering Support Inc., turned in another good performance this quarter, primarily reflecting the ongoing success of our flagship C-17 maintenance training system program, now valued at $237.8 million with $51.8 million in backlog. During the quarter, we received new bookings of $10.1 million on this contract, covering a variety of changes and additional services. Other highlights this quarter included a $2.0 million contract award for logistics and field service support of the TUAV program including deployment in the Middle East, a $484,000 award for continued support of the Federal Highway Administration's Highway Simulator, and $469,000 in new bookings at ESI's Utah Technical Center, where we provide logistics and training services. With these bookings, the Utah Technical Center, now in its third year of operation, did $1.1 million in revenue in the first half of 2003, up significantly from the first half of last year.

"Detroit Stoker, our energy systems subsidiary, benefited this quarter from strong sales of renewal parts and a number of significant contract orders. These include three new stokers for installation in the United States, Australia and Germany, all of which utilize environmentally friendly fuel sources to generate power. The German project is the fourth in a succession of recent stokers we have provided to this market, and is consistent with German policy to promote renewable energy sources," Mr. Strader concluded.

FIRST HALF RESULTS

For the first six months of 2003, the Company's net income from continuing operations increased 114.9% to $5.8 million, or $0.43 per diluted share, from $2.7 million, or $0.20 per diluted share, in the first half of 2002. The 2003 six-month results include non-cash pension expense of $3.0 million ($1.9 million, net of tax), or $0.14 per diluted share, and asbestos related consulting and legal fees of $667,000 ($434,000, net of tax), or $0.03 per diluted share. The 2002 six-month results include non-cash pension expense of $358,000 ($236,000, net of tax), or $0.01 per diluted share. Also included in the 2002 results were a pre-tax charge of $3.8 million ($2.5 million, net of tax), or $0.18 per diluted share, related to the closing of the Company's foundry operations at its Detroit Stoker subsidiary and an insurance recovery of $271,000 ($176,000, net of tax), or $0.01 per diluted share. Excluding the asbestos related items in 2003, the pension performance in both years, and the


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
foundry closing costs and insurance recovery in 2002, income from continuing operations in the first half of 2003 was $12.6 million ($8.2 million, net of tax), or $0.60 per diluted share, an increase of 56.1% from $8.0 million ($5.3 million, net of tax), or $0.38 per diluted share, in the comparable period of 2002.

Revenues from continuing operations for the 2003 six-month period increased $36.3 million or 29.7% to $158.5 million from $122.2 million in the first half of 2002.

The Company's discontinued transportation operations reported a net loss in the six-month period of 2003 of $2.3 million, or a loss of $0.17 per diluted share, compared to a loss of $24.7 million, or a loss of $1.80 per diluted share, in the same period last year. The 2002 pretax results include a provision of $21.5 million related to the above-mentioned sale of the Company's overhaul contracts. Also included in the 2002 pretax loss was approximately $2.4 million in estimated costs to complete the Company's remaining transportation contracts, $1.6 million of general and administrative expenses, $3.6 million of other costs related to the disposal of the conveyed contracts, and a $8.9 million provision related to estimated losses on the San Francisco MUNI contract primarily incurred by Electric Transit, Inc.

USE OF NON-GAAP MEASURES

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), Management believes that providing Pro forma Earnings from Continuing Operations, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company. Special items included in the Pro forma results represent significant charges or credits that are important to understanding the Company's ongoing operations. The Company also discloses EBITDAP (earnings before interest, taxes, depreciation, amortization, and pension results), which is likewise a non-GAAP measure. Management believes that providing this additional information is useful to understanding the Company's ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance. Such measurements are not recognized in accordance with GAAP and United Industrial Corporation does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

The Company will hold a conference call today, August 1, 2003, at 10:00 a.m.
(ET) to discuss its financial results for the second quarter of 2003. A live webcast of the call will be accessible for all interested parties on the Company's website, www.unitedindustrial.com, in the Investor Relations section, or on www.streetevents.com. Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com, or at www.streetevents.com.


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
UNITED INDUSTRIAL CORPORATION is a company focused on the design and production of defense systems. Its products and services include unmanned aerial vehicles, test and simulation systems, automated aircraft test and maintenance equipment and logistical/engineering services. The Company also manufactures combustion equipment for biomass and refuse fuels.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K, and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.


                    For more information, please visit United
           Industrial's web site at http://www.unitedindustrial.com.

                                      # # #











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
FINANCIAL HIGHLIGHTS:
-----------------------------------------------------------------
(Dollars and Share Amounts in Thousands,Except per Share Amounts)

                                                    Three Months Ended                              Six Months Ended
                                                          June 30                                        June 30
                                             ---------------------------------              ---------------------------------
                                                 2003               2002                       2003                  2002
                                                                               (unaudited)
Net Sales From
     Continuing Operations                     $86,037            $ 65,328                    $158,479             $122,195
                                              ========            ========                    ========             ========

Income From
     Continuing Operations                    $  4,194            $  1,683                    $  5,832             $  2,714
                                              ========            ========                    ========             ========
Loss From
      Discontinued Operations                 $ (1,286)           $(12,430)                   $ (2,260)            $(24,690)
                                              ========            ========                    ========             ========

Net Income (Loss)                             $  2,908            $(10,747)                   $  3,572             $(21,976)
                                              ========            ========                    ========             ========

Basic Earnings per share:
    Income From
    Continuing Operations                     $   0.32            $  0 .13                    $   0.45             $   0.21
                                              ========            ========                    ========             ========

    Loss From
    Discontinued Operations                   $  (0.10)           $  (0.96)                   $  (0.17)            $  (1.90)
                                              ========            ========                    ========             ========

Net  Income (Loss)                            $   0.22            $  (0.83)                   $   0.27             $  (1.69)
                                              ========            ========                    ========             ========

Diluted Earnings  per share:
    Income From
    Continuing Operations                     $   0.31            $   0.12                    $   0.43             $   0.20
                                              ========            ========                    ========             ========

    Loss From
    Discontinued Operations                   $  (0.09)           $  (0.90)                   $  (0.17)            $  (1.80)
                                              ========            ========                    ========             ========

Net  Income (Loss)                            $   0.21            $  (0.78)                   $   0.26             $  (1.60)
                                              ========            ========                    ========             ========

Weighted average shares outstanding:

    Basic                                       13,140              13,025                      13,104               12,998
                                              ========            ========                    ========             ========
    Diluted                                     13,677              13,830                      13,681               13,726
                                              ========            ========                    ========             ========

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
                 United Industrial Corporation and Subsidiaries
                      Consolidated Condensed Balance Sheet
                             (Dollars in Thousands)

                                                              JUNE 30                   DECEMBER 31
                                                                2003                       2002
                                                                ----                       ----
                                                             (UNAUDITED)
ASSETS

Current Assets
    Cash and cash equivalents                              $    5,384                   $    3,635
    Trade receivables                                          35,324                       37,688
    Inventories                                                33,571                       20,951
    Federal income taxes receivable                             -                           15,509
    Assets of discontinued operations                          19,865                       14,042
   Other current assets                                         7,454                        5,879
                                                           ----------                   ----------

Total current assets                                          101,598                       97,704

Insurance receivable - asbestos litigation                     20,343                       20,343
Property & equipment - net                                     21,817                       21,196
Other non-current assets                                       19,041                       18,952
                                                           ----------                   ----------

Total assets                                               $  162,799                   $  158,195
                                                           ==========                   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities of discontinued operations                     $    8,191                   $   11,513
Other current liabilities                                      38,886                       35,697
Other long-term liabilities                                    23,072                       23,226
Minimum pension liability                                      11,234                        8,276
Reserve for asbestos litigation                                31,767                       31,852
                                                           ----------                   ----------
Total Liabilities                                             113,150                      110,564

Shareholders' equity                                           49,649                       47,631
                                                           ----------                   ----------

                                                           $  162,799                   $  158,195
                                                           ==========                   ==========

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
                 United Industrial Corporation and Subsidiaries
                                  SEGMENT DATA
                             (Dollars in Thousands)

                                                           Three Months Ended                         Six Months Ended
                                                                 June 30                                   June 30
                                                       ------------------------------          ------------------------------
                                                          2003               2002                  2003              2002
                                                          ----               ----                  ----              ----
                                                                (unaudited)                              (unaudited)
Net Sales:
   Defense                                               $78,415           $57,788              $143,890          $107,029

   Energy                                                  7,622             7,540                14,589            15,166

        Total                                            $86,037           $65,328              $158,479          $122,195

Segment profit (loss)

   Defense                                                $6,117            $2,777                $8,307            $6,407

    Energy                                                   805                87                 1,556            (1,793)

    Other                                                   (436)             (351)                 (864)             (513)

       Total                                              $6,486            $2,513                $8,999            $4,101

(Expenses) income included in Segment profit above:

     Defense
          Pension expense                                ($1,635)          ($1,325)              ($3,230)          ($1,200)
          Insurance recovery                                 -                 -                     -             $   271

     Energy
         Restructuring costs                                 -             ($1,172)                  -             ($3,841)
         Asbestos related expense                          ($425)              -                   ($667)              -
         Pension income                                     $135              $743                  $271              $842




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
UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES
GAAP AND PRO FORMA RESULTS
THE FOLLOWING TABLE PROVIDES A RECONCILIATION OF UIC'S GAAP TO PRO FORMA EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS
(Dollars in Thousands)

                                                            Three Months Ended                       Six Months Ended
                                                                  June 30                                 June 30
                                                        -----------------------------          -----------------------------
                                                           2003               2002                 2003             2002
                                                           ----               ----                 ----             ----
                                                                 (unaudited)                            (unaudited)
GAAP earnings from continuing operations
      before income taxes                                 $6,486             $2,513               $8,999          $4,101

Plus: Asbestos related expense                               425                -                    667             -
Plus: Restructuring charge                                   -                1,172                  -             3,841
Plus: Pension expense                                      1,635              1,325                3,230           1,200
Less: Pension income                                        (135)              (743)                (271)           (842)
Less: Income from insurance recovery                         -                  -                    -              (271)

Pro forma earnings from continuing operations
     before income taxes (non-GAAP measure)               $8,411             $4,267              $12,625          $8,029


UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES
GAAP AND PRO FORMA RESULTS
THE FOLLOWING TABLE PROVIDES A RECONCILIATION OF UIC'S GAAP TO PRO FORMA
EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS


                                                            Three Months Ended                       Six Months Ended
                                                                  June 30                                 June 30
                                                        -----------------------------          -----------------------------
                                                           2003               2002                 2003             2002
                                                           ----               ----                 ----             ----
                                                                 (unaudited)                            (unaudited)

GAAP earnings per diluted share from
       continuing operations                              $0.31              $0.12                  $0.43          $0.20

Plus: Asbestos related expense                             0.02               -                      0.03           -
Plus: Restructuring charge                                 -                  0.06                   -              0.18
Plus: Pension expense                                      0.08               0.06                   0.15           0.06
Less: Pension income                                      (0.01)             (0.03)                 (0.01)         (0.05)
Less: Income from insurance recovery                       -                  -                      -             (0.01)

Pro forma earnings per diluted share from
     continuing operations (non-GAAP measure)             $0.40              $0.21                  $0.60          $0.38


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
                 United Industrial Corporation and Subsidiaries
            Reconciliation of Net Cash from Operating Activities from
           Continuing Operation to EBITDAP from Continuing Operations
                             (Dollars in Thousands)

                                                                                   Six Months Ended
                                                                                        June 30
                                                                                 2003            2002
                                                                                 ----            ----
                                                                                      (unaudited)
Net cash provided by operating
       activities from continuing operations                                   $  17,826      $     909
Equity in income of investee company                                                   9             57
Other cash flow changes related to
operating activities                                                              10,369          8,547
Continuing operations tax refund,
   resulting from discontinued operations
   losses                                                                        (16,822)           -
Income taxes                                                                       3,167          1,387
Interest income, net                                                                 (16)           377
Restructuring charge                                                                   -           (421)
                                                                               ---------      ---------
EBITDAP from continuing operations (non-GAAP measure)                          $  14,533      $  10,856


















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